UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2009
CPS Technologies Corporation

(Exact Name of Registrant as Specified in Charter)
Delaware	000-16088	04-2832509
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 South Worcester Street Norton, Massachusetts	02766-2102
(Address of Principal Executive Offices)	(Zip Code)

Registrant`s telephone number, including area code: (508) 222-0614

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2009, the Board of Directors (the "Board") of CPS Technologies Corporation (the "Company") approved the Company`s 2009 Stock Incentive Plan (the "Plan"). Up to 1,500,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Plan. The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock-based awards (collectively, "Awards"). Employees, officers, directors, consultants and advisors of the Company are eligible to be granted Awards under the Plan. The granting of Awards under the Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group, including executive officers. The Plan is administered by the Board, and the Board has authorized the Compensation Committee of the Board (the "Compensation Committee") to administer certain aspects of the Plan. Subject to any applicable limitations contained in the Plan, the Board, the Compensation Committee, or any other committee to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the Common Stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of Common Stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price. The Board or the Compensation Committee may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board is required to make appropriate adjustments in connection with the Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Plan also contains provisions addressing the consequences of any Reorganization Event, as defined in the Plan, and summarizes the actions that the Board may take in connection with a Reorganization Event.

For purposes of counting the number of shares available for the grant of Awards under the Plan (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled only in cash shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan in proportion to the portion of the SAR actually exercised regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on options contained in the Plan. Substitute options will not count against the Plan`s overall share limit, except as may be required by the Code.

The foregoing summary of terms of the Plan is subject to, and qualified in its entirety by, the Plan, which is set forth under Exhibit 99.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CPS TECHNOLOGIES CORPORATION
Date: December 8, 2009	By: _/s/ Grant C. Bennett Grant C. Bennett President and Treasurer

EXHIBIT INDEX
Exhibit No.	Description
99.1	2009 Stock Incentive Plan is incorporated by reference to Exhibit 99.1 to the Registrant`s Registration Statement on Form S-8 (File No. 333-163553)